Exhibit 99.1

COMPANY CONTACT:

Shiv Kapoor

Vice President, Strategic Planning & Investor Relations

702-835-6300

InvestorRelations@sppirx.com

Spectrum Pharmaceuticals Acquires Talon Therapeutics, Inc.

•	Acquisition adds a novel FDA-approved hematology product to Spectrum’s portfolio.

•	Marqibo® (vinCRIStine sulfate LIPOSOME injection) for intravenous infusion is expected to be launched later this year through Spectrum’s existing hematology sales force.

•	Marqibo is being evaluated in two ongoing Phase 3 trials that could expand its label in non-Hodgkin’s lymphoma and front-line acute lymphoblastic leukemia.

•	Through the acquisition, Spectrum also obtains a Phase 2 oncology supportive care drug, Menadione Topical Lotion.

HENDERSON, Nev. – July 17, 2013 – Spectrum Pharmaceuticals, Inc. (NasdaqGS: SPPI), a biotechnology company with fully-integrated commercial and drug development operations with a primary focus in hematology and oncology, today announced that, through a wholly-owned subsidiary, the company entered into an agreement to acquire Talon Therapeutics, Inc. (OTCQB:TLON), a biopharmaceutical company based in South San Francisco, California, and expects to complete the acquisition within one day.

In connection with the closing of the acquisition, Spectrum will pay Talon stockholders an aggregate upfront cash consideration of approximately $11.3 million and will issue 3 million shares of its common stock in exchange for the cancellation of all of the outstanding indebtedness under Talon’s credit facility. Talon stockholders will also receive contingent value rights (CVRs) in an aggregate of up to $195 million in future cash payments from Spectrum upon the achievement of certain one-time sales-based milestones for Marqibo® and an approval-based milestone for Menadione Topical Lotion. There can be no assurance as to the actual value, if any, of a CVR. The CVRs will not be publicly traded.

Through this acquisition, Spectrum will gain worldwide rights to Marqibo, an FDA-approved hematology product for the treatment of leukemia, as well as a Phase 2 product, Menadione Topical Lotion for the treatment of the skin toxicity associated with epidermal growth factor receptor anti-cancer agents, such as ERBITUX®. Marqibo, is a novel, sphingomyelin-based liposome encapsulated formulation of vincristine indicated for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies. Vincristine, a microtubule inhibitor, is widely used in combination regimens for treatment of adult and pediatric hematologic and solid tumor malignancies. Spectrum expects to launch Marqibo with the same sales force that sells its current oncology drugs, FOLOTYN® (pralatrexate injection) and ZEVALIN® (ibritumomab tiuxetan) injection for intravenous use.

“With this acquisition, we have added another drug that fits very well with our hematology and oncology franchise and addresses an unmet medical need for cancer patients,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “In a registration trial in Ph- ALL patients who had all previously failed multiple prior therapies and, therefore, had limited treatment options, Marqibo, as a single agent, demonstrated efficacy that led to accelerated approval by the FDA. By acquiring the rights to Marqibo, Spectrum will be able to further leverage its current infrastructure and experience in hematology and oncology to help these patients. We are very excited about this potential transaction as it delivers both an important clinical treatment to cancer patients and compelling value to our shareholders.”

Pursuant to the terms of the transaction agreements, a wholly-owned subsidiary of Spectrum entered into an agreement to purchase approximately 89% of the outstanding shares of Talon directly from Talon’s principal stockholders and purchased additional shares directly from Talon that, together with the shares acquired from Talon’s principal stockholders, represent in excess of 90% of the outstanding shares of Talon. Spectrum, through its subsidiary, agreed to acquire the remaining outstanding shares of common stock of Talon through a “short form” merger under applicable Delaware law. Spectrum expects to complete the merger and acquire 100% of the common stock within one day and, as a result, Talon will become a subsidiary of Spectrum.

Corporate Stock Transfer, Inc., acting as the paying agent for the merger, will mail to the remaining former stockholders of Talon materials necessary to exchange their Talon shares for such payment. Additionally, the paying agent will distribute an appraisal rights notice containing additional detail regarding the transaction and the consideration received by common stockholders within 10 days following the merger.

H.C. Wainwright & Co., LLC is acting as Spectrum’s exclusive advisor, Stradling Yocca Carlson & Rauth, P.C. is acting as legal counsel to Spectrum.

Conference Call

Wednesday, July 17, 2013 @ 1:30 p.m. Eastern/10:30 a.m. Pacific

Domestic:                         (877) 837-3910, Conference ID# 19343501

International:                    (973) 796-5077, Conference ID# 19343501

For interested individuals unable to join the call, a replay will be available from July 17, 2013 @ 4:30 p.m. ET/ 1:30 p.m. PT through July 31, 2013 until 11:59 p.m. ET/ 8:59 p.m. PT.

Domestic Replay Dial-In #:	(855) 859-2056, Conference ID# 19343501
International Replay Dial-In #:	(404) 537-3406, Conference ID# 19343501

This conference call will also be webcast. Listeners may access the webcast, which is available on the investor relations page of Spectrum Pharmaceuticals’ website: www.sppirx.com.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum and its affiliates market three oncology/hematology drugs—FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; and ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights. Spectrum’s strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

About Talon Therapeutics

Talon Therapeutics, Inc. is a biopharmaceutical company dedicated to seizing upon medical opportunities, efficiently and expertly leading product candidates through clinical development, and transferring value to patients, patient care providers, shareholders, corporate partners, and employees.

In addition to Marqibo® (vincCRIStine sulfate LIPOSOME injection) which received accelerated approval from the US FDA for the treatment of Philadelphia chromosome negative adult acute lymphoblastic leukemia (ALL) patients in second or greater relapse or whose disease has progressed following two or more prior lines of anti-leukemia therapy, Talon has additional pipeline opportunities some of which like Marqibo, have the potential to improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.

Forward-looking statements — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals and Talon Therapeutics that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to our and Talon’s business and future, including the timing and completion of the share acquisitions and the merger, the success and strategic fit of Talon within Spectrum, the potential value of the consideration to be received by Talon’s stockholders in connection with the acquisition by Spectrum, including, without limitation, the achievement of certain milestones, the ability to develop and commercialize the acquired products, and any statements that relate to the intent, belief, plans or expectations of Spectrum, Talon or their respective management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that existing and new drug candidates may not prove safe or effective, the possibility that existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that efforts to acquire or in-license and develop additional drug candidates may fail, the dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in reports filed with the Securities and Exchange Commission by Spectrum and Talon. Neither Spectrum nor Talon plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, FUSILEV®, FOLOTYN® and ZEVALIN® are registered trademarks of Spectrum Pharmaceuticals, Inc. and its affiliates. MARQIBO® is a registered trademark of Talon Therapeutics, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.

© 2013 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

About FOLOTYN®

FOLOTYN, (pralatrexate injection), a folate analogue metabolic inhibitor, was discovered by Memorial Sloan-Kettering Cancer Center, SRI International and Southern Research Institute and developed by Allos Therapeutics. In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL. This indication is based on overall response rate. Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009. An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology. FOLOTYN has patent protection through July 2022, based on a five-year patent term extension through the Hatch-Waxman Act.

Important FOLOTYN® Safety Information

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued. Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

About ZEVALIN® and the ZEVALIN Therapeutic Regimen

ZEVALIN (ibritumomab tiuxetan) injection for intravenous use, is indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL). ZEVALIN is also indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma who achieve a partial or complete response to first-line chemotherapy.

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of two components: rituximab, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. ZEVALIN builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.

Important ZEVALIN® Safety Information

Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration can result in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.

Please see full Prescribing Information, including BOXED WARNINGS, for ZEVALIN and rituximab. Full prescribing information for ZEVALIN can be found at www.ZEVALIN.com.

About Marqibo®

Marqibo is a novel, sphingomyelin/cholesterol liposome-encapsulated, formulation of vincristine sulfate. Vincristine, a microtubule inhibitor, is FDA-approved for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies. (The encapsulation technology, utilized in this formulation, has been shown to provide prolonged circulation of vincristine in the blood.

Please see important safety information below and the full prescribing information for Marqibo at www.marqibo.com.

Indication and usage

Marqibo is a liposomal vinca alkaloid indicated for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progressed following two or more anti-leukemia therapies. This indication is based on overall response rate. Clinical benefit such as improvement in overall survival has not been verified.

Important safety information

CONTRAINDICATIONS

•	Marqibo is contraindicated in patients with demyelinating conditions including Charcot-Marie-Tooth syndrome

•	Marqibo is contraindicated in patients with hypersensitivity to vincristine sulfate or any of the other components of Marqibo (vinCRIStine sulfate LIPOSOME injection

•	Marqibo is contraindicated for intrathecal administration

WARNING

See full prescribing information for complete boxed warning.

•	For Intravenous Use Only — Fatal if Given by Other Routes

•	Death has occurred with intrathecal use

•

Marqibo (vinCRIStine sulfate LIPOSOME injection) has different dosage recommendations than vinCRIStine sulfate injection. Verify drug name and dose prior to preparation and administration to avoid overdosage.

Warnings and Precautions

For Intravenous Use Only

For Intravenous use only. Fatal if given by other routes.

Extravasation Tissue Injury

Only administer through a secure and free-flowing venous access line. If extravasation is suspected, discontinue infusion immediately and consider local treatment measures.

Neurologic Toxicity

Sensory and motor neuropathies are common and are cumulative. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, hyporeflexia, areflexia, neuralgia, jaw pain, decreased vibratory sense, cranial neuropathy, ileus, burning sensation, arthralgia, myalgia, muscle spasm, or weakness, both before and during treatment. Orthostatic hypotension may occur. The risk of neurologic toxicity is greater if Marqibo is administered to patients with preexisting neuromuscular disorders or when other drugs with risk of neurologic toxicity are being given. In the studies of relapsed and/or refractory adult ALL patients, Grade ≥ 3 neuropathy events occurred in 32.5% of patients. Worsening neuropathy requires dose delay, reduction, or discontinuation of Marqibo.

Myelosuppression

Monitor complete blood counts prior to each dose of Marqibo. If Grade 3 or 4 neutropenia, thrombocytopenia, or anemia develops, consider Marqibo dose modification or reduction as well as supportive care measures.

Tumor Lysis Syndrome

Tumor lysis syndrome (TLS) may occur in patients with ALL receiving Marqibo. Anticipate, monitor for, and manage.

Constipation and Bowel Obstruction

Ileus, bowel obstruction, and colonic pseudo-obstruction have occurred. Marqibo can cause constipation. Institute a prophylactic bowel regimen to mitigate potential constipation, bowel obstruction, and/or paralytic ileus, considering adequate dietary fiber intake, hydration, and routine use of stool softeners, such as docusate. Additional treatments, such as senna, bisacodyl, milk of magnesia, magnesium citrate, and lactulose may be considered.

Fatigue

Marqibo can cause severe fatigue. Marqibo dose delay, reduction, or discontinuation may be necessary.

Hepatic Toxicity

Fatal liver toxicity and elevated levels of aspartate aminotransferase have occurred. Elevated levels of aspartate aminotransferase of Grade ≥3 occurred in 6-11% of patients in clinical trials. Monitor hepatic function tests. Reduce or interrupt Marqibo for hepatic toxicity.

Embryofetal Toxicity

Marqibo can cause fetal harm when administered to a pregnant woman. Vincristine sulfate liposome injection was teratogenic or caused embryo-fetal death in animals. Women of childbearing potential should avoid becoming pregnant while being treated with Marqibo. There are no adequate and well-controlled studies of Marqibo in pregnant women and there were no reports of pregnancy in any of the clinical studies in the Marqibo clinical development program. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus [see Use in Specific Populations].

Adverse Reactions

The most common adverse reactions ( > 30%) were constipation (57%), nausea (52%), pyrexia (43%), fatigue (41%), peripheral neuropathy (39%), febrile neutropenia (38%), diarrhea (37%), anemia (34%), decreased appetite (33%), and insomnia (32%).

The most commonly reported SAEs included febrile neutropenia (20.5%), pyrexia (13.3%), hypotension (7.2%), respiratory distress (6.0%), and cardiac arrest (6.0%).

Twenty-eight percent of patients experienced adverse reactions leading to treatment discontinuation. The most common adverse reactions that caused treatment discontinuation were peripheral neuropathy (10%), leukemia-related (7%), and tumor lysis syndrome (2%).

Deaths occurred in 23% of patients in study 1. The non-leukemia related causes of deaths were brain infarct (1), intracerebral hemorrhage (2), liver failure (1), multi-system organ failure (2), pneumonia and septic shock (3), respiratory failure (4), pulmonary hemorrhage (1), and sudden cardiac death (1).

Drug Interactions

No formal drug interaction studies have been conducted with Marqibo. Marqibo is expected to interact with drugs known to interact with non-liposomal vincristine sulfate.

Simultaneous oral or intravenous administration of phenytoin and antineoplastic chemotherapy combinations that included non-liposomal vincristine sulfate has been reported to reduce blood levels of phenytoin and to increase seizure activity.

CYP3A Interactions

Vincristine sulfate, the active agent in Marqibo, is a substrate for cytochrome P450 3A isozymes (CYP3A); therefore, the concomitant use of strong CYP3A inhibitors should be avoided (e.g., ketoconazole, itraconazole, voriconazole, posaconazole, clarithromycin, atazanavir, indinavir, nefazodone, nelfinavir, ritonavir, saquinavir, telithromycin). Similarly, the concomitant use of strong CYP3A inducers should be avoided (e.g., dexamethasone, phenytoin, carbamazepine, rifampin, rifabutin, rifapentine, phenobarbital, St. John’s Wort).

P-glycoprotein Interactions

Vincristine sulfate, the active agent in Marqibo, is also a substrate for P-glycoprotein (P-gp). The effect of concomitant use of potent P-gp inhibitors or inducers has not been investigated; it is likely that these agents will alter the pharmacokinetics or pharmacodynamics of Marqibo. Therefore the concomitant use of potent P-gp inhibitors or inducers should be avoided.

Use in Specific Populations

Pregnancy

Pregnancy Category D [see Warnings and Precautions]

Based on its mechanism of action and findings from animal studies, Marqibo can cause fetal harm when administered to pregnant women.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus. In an embryofetal developmental study, pregnant rats were administered vincristine sulfate liposome injection intravenously during the period of organogenesis at vincristine sulfate doses of 0.022 to 0.09 mg/kg/day. Drug-related adverse effects included fetal malformations (skeletal and visceral), decreases in fetal weights, increased numbers of early resorptions and post-implantation losses, and decreased maternal body weights Malformations were observed at doses ≥ 0.044 mg/kg/day in animals at systemic exposures approximately 20-40% of those reported in patients at the recommended dose.

Nursing Mothers

It is not known whether this drug is excreted in human milk. Because many drugs are excreted in human milk and because of the potential for serious adverse reactions in nursing infants, a decision should be made whether to discontinue nursing or discontinue the drug taking into account the importance of the drug to the mother.

Pediatric Use

The safety and effectiveness of Marqibo in pediatric patients have not been established.

Geriatric Use

Safety and effectiveness in elderly individuals have not been established. In general, dose selection for an elderly patient should be cautious, reflecting the greater frequency of decreased hepatic, renal, or cardiac function, and of concomitant disease or other drug therapy.

Renal Impairment

The influence of renal impairment on the safety, efficacy, and pharmacokinetics of Marqibo has not been evaluated.

Hepatic Impairment

Non-liposomal vincristine sulfate is excreted primarily by the liver. The influence of severe hepatic impairment on the safety and efficacy of Marqibo has not been evaluated. The pharmacokinetics of Marqibo was evaluated in patients with moderate hepatic dysfunction (Child-Pugh B) secondary to melanoma liver metastases. The dose-adjusted maximum plasma concentration (Cmax) and area under the concentration-time curve (AUC) of Marqibo in patients with moderate hepatic impairment was comparable to the Cmax and AUC of patients with ALL who had otherwise normal hepatic function.